EXHIBIT 7.01

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Oncogenex Pharmaceuticals, Inc.

Dated:  September 2, 2008

WORKING OPPORTUNITY FUND (EVCC) LTD. By: Clint Matthews, its Chief Financial Officer By: /s/ Clint Matthews
GROWTHWORKS CAPITAL LTD. By: David Levi , its Chief Executive Officer By: /s/ David Levi